Exhibit 5.1

July 20, 2026

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Ladies & Gentlemen:

We have acted as counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of (i) 11,671,139 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase an aggregate of up to 1,111,111 shares of Common Stock (the “Pre-funded Warrants”), and (iii) 1,111,111 shares of Common Stock initially issuable upon exercise of the Pre-funded Warrants (the “Warrant Shares,” and, collectively with the Shares and the Pre-funded Warrants, the “Securities”), in each case, pursuant to the Registration Statement on Form S-3 (File No. 333-291816), filed with the United States Securities and Exchange Commission (the “Commission”) on November 26, 2025 (the “Registration Statement”). The Shares and Pre-funded Warrants are to be sold pursuant to the Underwriting Agreement, dated July 16, 2026 (the “Underwriting Agreement”), among the Company, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Leerink Partners LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”).

We have reviewed:

(i)	the Underwriting Agreement;

(ii)	the form of Pre-funded Warrant;

(iii)	the Registration Statement;

(iv)	the notice of the Registration Statement’s effectiveness, dated December 12, 2026; and

(v)	such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

REGENXBIO Inc.

July 20, 2026

We have assumed that the Shares have been or will be duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the Underwriters. We have assumed further that any Warrant Shares issued upon exercise of Pre-funded Warrants will be duly registered on the books of the transfer agent and registrar of the Common Stock in the name or on behalf of the exercising holders of such Pre-funded Warrants. We have assumed further that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”) with respect to the Shares and the Warrant Shares. We have assumed further that the Pre-funded Warrants will conform as to form to the specimen reviewed by us. We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have further assumed that the aggregate number of Warrant Shares issuable pursuant to exercise of the Pre-funded Warrants will not at any time exceed the number of shares of Common Stock available for issuance under the Company’s restated certificate of incorporation.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized, and, when duly issued and sold as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.

The Pre-funded Warrants have been duly authorized, and when duly issued and sold as contemplated by the Underwriting Agreement, the Pre-funded Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.

The Warrant Shares initially issuable upon exercise of the Pre-funded Warrants have been duly authorized and reserved for issuance and, when issued upon such exercise in accordance with the terms of the Pre-funded Warrants and upon receipt by the Company of full payment of the exercise price thereof in accordance with the terms of the Pre-funded Warrants, will be validly issued, fully paid and non-assessable.

REGENXBIO Inc.

July 20, 2026

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other provisions, however expressed, altering or eliminating the rights, liabilities or benefits a party otherwise would have or bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, hold-harmless or arbitration provisions, disclaimers, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for contribution, liquidated damages, penalties, forfeitures, penalty interest, interest on interest, and premiums payable upon acceleration of indebtedness; (v) restrictions upon transfers, pledges, or assignments of a party’s rights under the Pre-funded Warrants; (vi) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (vii) provisions purporting to make a party’s determination conclusive or permitting a party to act in its sole and absolute discretion; (viii) exclusive jurisdiction or venue provisions; and (ix) provisions purporting to consent to service of process by specific methods of notice.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the DGCL and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP